Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS REVENUES

OF $710.8 MILLION FOR THE THIRD QUARTER OF 2017

Plano, TX, November 3, 2017 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and nine months ended September 30, 2017.

Cinemark Holdings, Inc.’s total revenues for the three months ended September 30, 2017 was $710.8 million compared to $768.6 million for the three months ended September 30, 2016. For the three months ended September 30, 2017, admissions revenues were $425.1 million and concession revenues were $247.1 million. Concession revenues per patron increased 7.0% to $3.67 and average ticket price increased 1.8% to $6.32 for the three months ended September 30, 2017.

Net income attributable to Cinemark Holdings, Inc. for the three months ended September 30, 2017 was $38.1 million compared to $65.7 million for the three months ended September 30, 2016. Diluted earnings per share for the three months ended September 30, 2017 was $0.33 compared to $0.56 for the three months ended September 30, 2016.

Adjusted EBITDA for the three months ended September 30, 2017 was $153.7 million compared to $184.9 million for the three months ended September 30, 2016. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

“We continued our trend of outperforming the North American box office in the third quarter, beating industry results by approximately 200 basis points. We have now exceeded market growth for 31 out of 35 quarters,” stated Mark Zoradi, Cinemark’s Chief Executive Officer. “We are pleased to yet again deliver consistent results, despite the weaker consumer appeal of this summer’s film content, and we remain enthusiastic about the long-term prospects of our industry and film line-up for the remainder of 2017 and beyond.”

Cinemark Holdings, Inc.’s total revenues for the nine months ended September 30, 2017 were $2,241.6 million compared to $2,217.9 million for the nine months ended September 30, 2016. During the nine months ended September 30, 2017, admissions revenues were $1,351.5 million and concession revenues were $777.6 million. Concession revenues per patron increased 8.5% to $3.69 and average ticket price increased 4.1% to $6.41 for the nine months ended September 30, 2017.

Net income attributable to Cinemark Holdings, Inc. for the nine months ended September 30, 2017 was $169.1 million compared to $178.1 million for the nine months ended September 30, 2016. Diluted earnings per share for the nine months ended September 30, 2017 was $1.45 compared to $1.53 for the nine months ended September 30, 2016. Net income for the nine months ended September 30, 2016 was impacted by a pre-tax loss on debt amendments and refinancing of $13.3 million, which was primarily due to the refinancing of the Company’s 7.375% senior subordinated notes with an add-on to the Company’s 4.875% senior notes.

Adjusted EBITDA for the nine months ended September 30, 2017 was $536.2 million compared to $537.9 million for the nine months ended September 30, 2016. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

On September 30, 2017, the Company’s aggregate screen count was 5,957. As of September 30, 2017, the Company had signed commitments to open two new theatres and 16 screens by the end of 2017 and open 17 new theatres with 140 screens subsequent to 2017.

Conference Call/Webcast – Today at 8:30AM ET

Telephone: via 800-374-1346 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at investors.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 533 theatres with 5,957 screens in 41 U.S. states, Brazil, Argentina and 13 other Latin American countries as of September 30, 2017. For more information go to investors.cinemark.com.

Financial Contact:

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

James Meredith – 972-665-1060 or communications@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 23, 2017 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Statement of income data:
Revenues
Admissions	$425,128	$472,842	$1,351,477	$1,364,737
Concession	247,027	261,391	777,573	752,798
Other	38,593	34,341	112,503	100,312

Total revenues	710,748	768,574	2,241,553	2,217,847
Cost of operations
Film rentals and advertising	226,229	249,766	725,603	733,101
Concession supplies	40,178	41,888	124,117	116,999
Facility lease expense	81,919	82,848	248,569	241,904
Other theatre operating expenses	179,646	179,459	533,069	509,339
General and administrative expenses	36,947	35,290	112,997	109,143
Depreciation and amortization	58,052	54,187	174,545	155,874
Impairment of long-lived assets	5,026	406	9,600	2,323
Loss on sale of assets and other	8,576	6,940	9,464	10,985

Total cost of operations	636,573	650,784	1,937,964	1,879,668

Operating income	74,175	117,790	303,589	338,179
Interest expense (1)	(26,317)	(26,659)	(79,208)	(81,980)
Loss on debt amendments and refinancing	—	—	(246)	(13,284)
Distributions from NCM	2,144	1,381	11,704	10,117
Foreign currency exchange gain	584	485	2,018	2,883
Other income	12,584	14,055	31,162	29,627

Income before income taxes	63,170	107,052	269,019	285,542
Income taxes	24,630	40,926	98,475	106,002

Net income	$38,540	$66,126	$170,544	$179,540
Less: Net income attributable to noncontrolling interests	401	471	1,438	1,454

Net income attributable to Cinemark Holdings, Inc.	$38,139	$65,655	$169,106	$178,086

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.33	$0.56	$1.45	$1.53

Diluted	$0.33	$0.56	$1.45	$1.53

Weighted average diluted shares outstanding	116,104	115,793	116,063	115,706

Other financial data:
Adjusted EBITDA (2)	$153,672	$184,891	$536,231	$537,933

(1)	Includes amortization of debt issue costs.
(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is provided in the financial schedules accompanying this press release.

	As of	As of
	September 30,	December 31,
	2017	2016
Balance sheet data:
Cash and cash equivalents	$469,446	$561,235
Theatre properties and equipment, net	$1,791,606	$1,704,536
Total assets	$4,371,650	$4,306,633
Long-term debt, including current portion	$1,789,051	$1,788,112
Equity	$1,351,820	$1,272,960

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Other operating data:
Attendance (patrons, in millions):
Domestic	40.6	48.0	130.1	138.0
International	26.7	28.2	80.9	83.7

Worldwide	67.3	76.2	211.0	221.7

Average ticket price (in dollars):
Domestic	$7.69	$7.39	$7.71	$7.52
International	$4.22	$4.18	$4.30	$3.91
Worldwide	$6.32	$6.21	$6.41	$6.16

Concession revenues per patron (in dollars):
Domestic	$4.47	$4.11	$4.48	$4.17
International	$2.46	$2.27	$2.42	$2.12
Worldwide	$3.67	$3.43	$3.69	$3.40

Average screen count (month end average):
Domestic	4,553	4,563	4,547	4,547
International	1,386	1,317	1,367	1,299

Worldwide	5,939	5,880	5,914	5,846

Segment Information

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues
U.S.	$514,376	$572,916	$1,650,514	$1,677,365
International	200,122	199,476	602,116	551,212
Eliminations	(3,750)	(3,818)	(11,077)	(10,730)

Total revenues	$710,748	$768,574	$2,241,553	$2,217,847

Adjusted EBITDA
U.S.	$108,854	$137,540	$402,902	$409,018
International	44,818	47,351	133,329	128,915

Total Adjusted EBITDA	$153,672	$184,891	$536,231	$537,933

Capital expenditures
U.S.	$65,612	$75,839	$221,604	$175,218
International	14,318	22,984	41,126	55,128

Total capital expenditures	$79,930	$98,823	$262,730	$230,346

Reconciliation of Adjusted EBITDA

(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income	$38,540	$66,126	$170,544	$179,540
Income taxes	24,630	40,926	98,475	106,002
Interest expense	26,317	26,659	79,208	81,980
Other income	(13,168)	(14,540)	(33,180)	(32,510)
Loss on debt amendments and refinancing	—	—	246	13,284
Other cash distributions from equity investees (2)	2,402	1,391	17,321	9,660
Depreciation and amortization	58,052	54,187	174,545	155,874
Impairment of long-lived assets	5,026	406	9,600	2,323
Loss on sale of assets and other	8,576	6,940	9,464	10,985
Deferred lease expenses – theatres (3)	(44)	70	(278)	(111)
Deferred lease expenses – DCIP equipment (4)	(253)	(232)	(741)	(698)
Amortization of long-term prepaid rents (3)	551	371	1,540	1,357
Share based awards compensation expense (5)	3,043	2,587	9,487	10,247

Adjusted EBITDA (1)	$153,672	$184,891	$536,231	$537,933

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other income, loss on debt amendments and refinancing, other cash distributions from equity investees, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.
(2)	Represents cash distributions received from equity investees that were recorded as a reduction of the respective investment balances.
(3)	Non-cash expense included in facility lease expense.
(4)	Non-cash expense included in other theatre operating expenses.
(5)	Non-cash expense included in general and administrative expenses.

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